                                                                       EXHIBIT 4

                           MICROFIELD GRAPHICS, INC.

                         COMMON STOCK PURCHASE AGREEMENT

                               SEPTEMBER 16, 2002

                                TABLE OF CONTENTS


                                                                                           PAGE

ARTICLE I.     PURCHASE AND SALE OF STOCK................................................   1

        1.1    SALE AND ISSUANCE OF COMMON STOCK.........................................   1
        1.2    CLOSING...................................................................   1

ARTICLE II.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   1

        2.1    ORGANIZATION AND QUALIFICATION............................................   1
        2.2    AUTHORIZATION.............................................................   1
        2.3    CAPITALIZATION............................................................   2
        2.4    VALID ISSUANCE OF COMMON STOCK............................................   2
        2.5    ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS...............................   2
        2.6    GOVERNMENTAL CONSENTS.....................................................   2
        2.7    SEC AND OTHER REPORTS.....................................................   2
        2.8    LITIGATION................................................................   3
        2.9    SUBSIDIARIES..............................................................   3
        2.10   NO FINDERS................................................................   3

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...........................   3

        3.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.............................   3
        3.2    AUTHORIZATION.............................................................   3
        3.3    ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS...............................   3
        3.4    LITIGATION................................................................   4
        3.5    PURCHASE ENTIRELY FOR OWN ACCOUNT.........................................   4
        3.6    DISCLOSURE OF INFORMATION.................................................   4
        3.7    INVESTMENT EXPERIENCE.....................................................   4
        3.8    ACCREDITED INVESTOR.......................................................   4
        3.9    RESTRICTED SECURITIES.....................................................   5
        3.10   LEGENDS...................................................................   5
        3.11   NO FINDERS................................................................   5

ARTICLE IV.    CONDITIONS OF INVESTORS' OBLIGATIONS AT CLOSING...........................   5

        4.1    REPRESENTATIONS AND WARRANTIES............................................   5
        4.2    QUALIFICATIONS............................................................   5
        4.3    PROCEEDINGS AND DOCUMENTS.................................................   5
        4.4    BOARD OF DIRECTORS........................................................   6
        4.5    CONROY EMPLOYMENT AGREEMENT...............................................   6
        4.6    JMW ENGAGEMENT............................................................   6
        4.7    EXISTING WARRANTS.........................................................   6
        4.8    RESTRICTION AGREEMENT.....................................................   6
        4.9    IST MERGER................................................................   6
        4.10   PRESIDENT.................................................................   6


ARTICLE V.     CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING........................   6

        5.1    REPRESENTATIONS AND WARRANTIES............................................   6
        5.2    QUALIFICATIONS............................................................   6
        5.3    PROCEEDINGS AND DOCUMENTS.................................................   6
        5.4    PAYMENT OF PURCHASE PRICE.................................................   7
        5.5    CONROY EMPLOYMENT AGREEMENT...............................................   7
        5.6    RESTRICTION AGREEMENT.....................................................   7

ARTICLE VI.    MISCELLANEOUS.............................................................   7

        6.1    SURVIVAL OF WARRANTIES....................................................   7
        6.2    SUCCESSORS AND ASSIGNS....................................................   7
        6.3    GOVERNING LAW.............................................................   7
        6.4    COUNTERPARTS..............................................................   7
        6.5    TITLES AND SUBTITLES......................................................   7
        6.6    NOTICES...................................................................   7
        6.7    AMENDMENTS AND WAIVERS....................................................   8
        6.8    SEVERABILITY..............................................................   8
        6.9    ENTIRE AGREEMENT..........................................................   8

        SCHEDULE 1    INVESTORS
        EXHIBIT A     EMPLOYMENT AGREEMENT
        EXHIBIT B     JMW ENGAGEMENT AGREEMENT
        EXHIBIT C     RESTRICTION AGREEMENT


                         COMMON STOCK PURCHASE AGREEMENT

               THIS COMMON STOCK PURCHASE AGREEMENT is made as of September 16, 2002, by and among Microfield Graphics, Inc., an Oregon corporation (the "Company"), and each of the investors listed on Schedule 1 hereto (each an "Investor" and collectively the "Investors").

               The parties hereby agree as follows:

                      ARTICLE I. PURCHASE AND SALE OF STOCK

               1.1 SALE AND ISSUANCE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, each Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of the Company's Common Stock set forth opposite each Investor's name on Schedule 1 hereto (the "Purchased Stock") for the purchase price set forth thereon.

               1.2 CLOSING. The purchase and sale of the Purchased Stock shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 A.M. on September 16, 2002, or at such other time and place as the Company and the Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing") and is contingent on, and shall occur concurrently with, the merger of Innovative Safety Technologies, LLC with and into a wholly owned subsidiary of the Company (the "IST Merger"). At the Closing, the Company shall instruct its transfer agent to deliver to each Investor a certificate representing the Purchased Stock against payment of the purchase price therefor by wire transfer or check.

                  ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company hereby represents and warrants to the investors that:

               2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

               2.2 AUTHORIZATION. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Purchased Stock has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

               2.3 CAPITALIZATION. The authorized capital of the Company consists of:

               (a) Common Stock. Twenty-five million (25,000,000) shares of Common Stock, 4,596,066 of which were issued and outstanding as of June 29, 2002.

               (b) Preferred Stock. Ten million (10,000,000) shares of undesignated Preferred Stock, none of which are issued or outstanding.

               Except for (i) shares of Common Stock issuable upon exercise of options granted under the Company's 1995 Restated Stock Incentive Plan, (ii) outstanding warrants to purchase 2,066,000 shares of Common Stock (the "Warrants") and (iii) the shares of Common Stock to be issued in connection with the IST Merger, including shares to be issued to employees immediately after the closing of the IST Merger and shares to be issued to JMW Capital Partners, Inc. for services rendered in connection with the IST Merger, the Company has no commitments or obligations to issue shares of its capital stock.

               2.4 VALID ISSUANCE OF COMMON STOCK. The Purchased Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

               2.5 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation or Bylaws of the Company; (b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to the Company or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed to the Investors pursuant to this Agreement.

               2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except, if required, qualifications or filings under the Securities Act of 1933 and applicable Blue Sky laws, which qualifications and filings will be obtained or made and will be effective within the period required by law.

               2.7 SEC AND OTHER REPORTS. The Company has furnished the Investors with complete copies of all of registration statements, reports and proxy statements, including amendments thereto, filed by the Company with the Securities and Exchange Commission (the

"SEC") since January 1, 2001 and prior to the date of this Agreement (collectively the "SEC Documents"). None of the SEC documents, as of the date filed, contained any untrue statement of any material fact or omit to state a material fact necessary to make the statements contained in them not misleading. Since the date of the Company's quarterly report on Form 10-QSB for the period ended June 29, 2002, there has not been any event, condition or fact that is, or reasonably may be expected to be, materially adverse to the financial condition or properties of the Company, other than conditions or facts arising out of general economic conditions (a "Material Adverse Effect").

               2.8 LITIGATION. There is no action, proceeding or suit pending, or, to the Company's knowledge, threatened, that questions the validity of this Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby or thereby. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any federal or state governmental authority outstanding against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               2.9 SUBSIDIARIES. The Company has no subsidiaries except Microfield Merger Sub, Inc. and as disclosed in the SEC documents.

               2.10 NO FINDERS. The Company has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

               Each investor hereby represents and warrants to the Company that:

               3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. If the Investor is an entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority, corporate or otherwise, to carry on its business as now conducted. Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

               3.2 AUTHORIZATION. Investor has full power and authority to enter into this Agreement and this Agreement constitutes his or its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

               3.3 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict in any material respect with or result in a material breach of any terms or provisions of, or constitute a material default under (a) the Articles of Incorporation, Bylaws or other organizational or governing documents of Investor; (b) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or other instrument or obligation to which Investor is a party or by which Investor or any of its properties may be bound; or (c) any statute, order, writ, injunction, decree, rule or regulation applicable to Investor or any of its properties. No consent, approval, authorization, declaration or other order of, or registration or filing with, any court or regulatory authority or any third person is required for the valid execution, delivery and performance of this Agreement by Investor or its consummation of the transactions contemplated hereby, except such consents, approvals, authorizations, declarations, registrations or filings that have already been obtained or made, or those disclosed to the Company pursuant to this Agreement.

               3.4 LITIGATION. There is no action, proceeding or suit pending, or, to Investor's knowledge, threatened, that questions the validity of this Agreement or that would prevent or materially hinder the consummation of the transactions contemplated hereby.

               3.5 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Investor in reliance upon such Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Purchased Stock will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Stock.

               3.6 DISCLOSURE OF INFORMATION. Investor believes he or it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Stock. Investor further represents that he or it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Stock and the business, properties and financial condition of the Company. Investor acknowledges that he or it has reviewed the Merger Agreement relating to the IST Merger. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of Investor to rely thereon.

               3.7 INVESTMENT EXPERIENCE. Investor is an investor in securities of companies in the development stage and acknowledges that he or it is able to fend for himself or itself, can bear the economic risk of his or its investment, and has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the Purchased Stock.

               3.8 ACCREDITED INVESTOR. Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect, in that Investor (a), if a natural person,
(i) has individual net worth, or joint net worth with Investor's spouse, in excess of $1,000,000 or (ii) has had individual income in excess of $200,000 in each of the two most recent years or joint income with Investor's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or (b) all the equity owners of Investor satisfy the conditions in clauses (a)(i) or (a)(ii) above if Investor is an entity.

               3.9 RESTRICTED SECURITIES. Investor understands that the Purchased Stock he or it is purchasing is characterized as "restricted securities" under the federal securities laws because it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Purchased Stock may be resold without registration under the Act only in certain limited circumstances. In this connection, Investor represents that he or it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

               3.10 LEGENDS. It is understood that the certificates evidencing the Purchased Stock may bear the following legend:

               "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving these securities or (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) to the effect that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration."

               3.11 NO FINDERS. Investor has not employed any broker, finder, agent or investment banker, dealt with anyone purporting to act in that capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

           ARTICLE IV. CONDITIONS OF INVESTORS' OBLIGATIONS AT CLOSING

               The obligations of the Investors under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

               4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

               4.2 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               4.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and he or it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

               4.4 BOARD OF DIRECTORS. At the Closing, Steven Wright and R. Patrick Hanlin, shall be duly elected to the Company's Board of Directors. The other directors of the Company shall be John B. Conroy and Michael Stansell.

               4.5 CONROY EMPLOYMENT AGREEMENT. The Company and John B. Conroy shall have entered into an employment agreement in the form attached as Exhibit A (the "Employment Agreement").

               4.6 JMW ENGAGEMENT. The Company and JMW Capital Partners, Inc. shall have entered into an engagement agreement in the form attached as Exhibit B.

               4.7 EXISTING WARRANTS. The Warrants shall have been amended to permit cashless exercise.

               4.8 RESTRICTION AGREEMENT. The holders of the Warrants (the "Holders"), the Investors and the Company shall have entered into an agreement restricting the ability of the Holders to sell the shares of common stock underlying the Warrants for one year following the Closing in the form attached as Exhibit C (the "Restriction Agreement").

               4.9 IST MERGER. The IST Merger shall have closed concurrently with the Closing.

               4.10 PRESIDENT. At the Closing, Steven Wright shall be duly appointed President of the Company.

          ARTICLE V. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

               The obligations of the Company to the Investors under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

               5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

               5.2 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               5.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

               5.4 PAYMENT OF PURCHASE PRICE. The Investors shall have delivered to the Company at the Closing the purchase price for the Purchased Stock.

               5.5 CONROY EMPLOYMENT AGREEMENT. The Company and John B. Conroy shall have entered into the Employment Agreement.

               5.6 RESTRICTION AGREEMENT. The Holders, the Investors and the Company shall have entered into the Restriction Agreement.

                            ARTICLE VI. MISCELLANEOUS

               6.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and each Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

               6.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Purchased Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               6.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Oregon, as such laws are applied to contracts made and to be wholly performed in Oregon by persons domiciled in Oregon.

               6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               6.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by a nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by 10 days advance written notice to the other parties.

               6.7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Investors holding at least a majority of the Purchased Stock. Any amendment or waiver affected in accordance with this paragraph shall be binding upon the holder of any securities purchased under this Agreement at the time outstanding, any future holder of all such securities, and the Company.

               6.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               6.9 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                           [Signature Pages to Follow]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

                                       MICROFIELD GRAPHICS, INC.

                                       By:
                                              ---------------------------------
                                               John B. Conroy
                                               President and Chief Executive
                                               Officer

                                    Address:   PO Box 23968
                                               Portland, OR 97281-3968

INVESTORS:

                                              ---------------------------------
                                               R. Patrick Hanlin

                                    Address:   c/o LiveBridge
                                               7303 SE Lake Road
                                               Portland, Oregon 97267


                                              ---------------------------------
                                               Steven M. Wright

                                    Address:   22903 S. Bland Circle
                                               West Linn, Oregon 97068


                                              ---------------------------------
                                               James F. Rippey

                                    Address:   c/o Columbia Management
                                               1300 SW Sixth Avenue
                                               PO Box 1350
                                               Portland, Oregon 97207


                                               Dark Horse Comics, Inc.


                                               By:
                                                   ----------------------------
                                                   Neil Hankerson
                                               Its:
                                                   ----------------------------

                                    Address:   10956 SE Main Street
                                               Milwaukie, Oregon 97222

                                               JMW - MICG Holdings, LLC


                                               By:
                                                   ----------------------------
                                                   Thomas Sidley
                                               Its:
                                                   ----------------------------

                                    Address:   JMW Capital Partners, Inc.
                                               1631 NW Thurman Street, 4th Floor
                                               Portland, Oregon 97209

                                   SCHEDULE 1

                                    INVESTORS

                                                          Number of
Name and Address                                          Shares Purchased        Total Purchase Price
----------------                                          ----------------        --------------------
R. Patrick Hanlin                                               454,546                 $100,000
c/o LiveBridge
7303 SE Lake Road
Portland, Oregon 97267

Steven M. Wright                                                227,273                  $50,000
22903 S. Bland Circle
West Linn, Oregon 97068

James F. Rippey                                                  90,910                  $20,000
c/o Columbia Management
1300 SW Sixth Avenue
Portland, Oregon 97207

Dark Horse Comics, Inc.                                          45,455                  $10,000
Attn:  Neil Hankerson
10956 SE Main Street
Milwaukie, Oregon 97222

JMW -- MICG Holdings, LLC                                       545,455                 $120,000
c/o Thomas Sidley
JMW Capital Partners, Inc.
1631 NW Thurman Street, 4th Floor
Portland, Oregon 97209
                                                              1,363,639               $300,000.00
                                                              =========                ==========

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

                                    [TO COME]

                                    EXHIBIT B

                            JMW ENGAGEMENT AGREEMENT

                                    [TO COME]

                                    EXHIBIT C

                              RESTRICTION AGREEMENT

                                    [TO COME]

                                       14